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                                                                      EXHIBIT 99

                        Report of Independent Auditors

To the Board of Directors
Caliber System, Inc.

  We have audited the consolidated balance sheet of Caliber System, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caliber System, Inc. and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             /s/  ERNST & YOUNG LLP
                                             ERNST & YOUNG LLP

Akron, Ohio
January 23, 1997,
except for Note K, as to which the date is March 27, 1997